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                                                                      EXHIBIT 12

                  The Williams Companies, Inc. and Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements
                              (Dollars in millions)

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                                                                       Three months ended
                                                                        March 31, 2002
                                                                       ------------------
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Earnings:
   Income from continuing operations before income taxes                    $ 210.3
   Add:
      Interest expense - net                                                  211.7
      Rental expense representative of interest factor                          7.9
      Preferred returns and minority interest in income
         of consolidated subsidiaries                                          15.2
      Interest accrued - 50% owned company                                      1.4
      Equity losses in less than 50% owned companies                           10.1
      Other                                                                     3.0
                                                                            -------

         Total earnings as adjusted plus fixed charges                      $ 459.6
                                                                            =======

Fixed charges and preferred stock dividend requirements:
   Interest expense - net                                                   $ 211.7
   Capitalized interest                                                         5.7
   Rental expense representative of interest factor                             7.9
   Pre-tax effect of preferred stock dividend requirements of the Company        .5
   Pre-tax effect of preferred returns of subsidiaries                          7.5
   Interest accrued - 50% owned company                                         1.4
                                                                            -------

         Combined fixed charges and preferred stock dividend requirements   $ 234.7
                                                                            =======


Ratio of earnings to combined fixed charges and preferred stock dividend
   requirements                                                                1.96
                                                                            =======
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